Exhibit 2.1

ACQUISITION AGREEMENT

Dated this 25th day of August, 2004.

BETWEEN

6259936 CANADA INC.

and

OPEN SOLUTIONS INC.

and

DATAWEST SOLUTIONS INC.

TABLE OF CONTENTS

ACQUISITION AGREEMENT	i
ARTICLE 1
INTERPRETATION	2
1.1 Definitions	2
1.2 Section References	6
1.3 Statutory References	6
1.4 Number and Gender	6
1.5 Time of Day	6
1.6 Business Day	7
1.7 Use of the Word “Including”	7
1.8 Use of the Words “Best Knowledge”	7
1.9 Currency	7
1.10 Accounting Terms	7
1.11 Governing Law	7
1.12 Severability	7
1.13 Time of Essence	7
1.14 Schedules	8
ARTICLE 2
ARRANGEMENT	8
2.1 Plan of Arrangement	8
ARTICLE 3
DSI REPRESENTATIONS AND WARRANTIES	8
3.1 Corporate and Share Capital Representations	8
3.2 Financial and Tax Matters	10
3.3 Post Statement Date Matters	12
3.4 Asset Matters	14
3.5 Intellectual Property Matters	16
3.6 Contractual Matters	17

(i)

	3.7 Employee Matters	19
	3.8 Employee Benefits Matters	20
	3.9 Environmental Representations	21
	3.10 Non-Arm’s Length Transactions	22
	3.11 Accounts and Attorneys	22
	3.12 Customers	23
	3.13 Brokers Fees	23
	3.14 Disclosure	23
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF OSCI		23
	4.1 OSCI and OSI represent and warrant to DSI as follows:	23
ARTICLE 5
PRE AND POST CLOSING COVENANTS		24
	5.1 Conduct of Business during Interim Period	24
	5.2 Access for Due Diligence	25
	5.3 Consents and Authorizations	25
	5.4 DSI Shareholders Meeting	25
	5.5 OSCI and OSI Approval	26
	5.6 Confidentiality	26
	5.7 Restructuring of DSI Board of Directors	26
	5.8 Rationalization of DSI Operations	27
	5.9 OSCI Stock Options	27
	5.10 DSI Shareholder Approval and Voting Agreements	27
	5.11 Non Solicitation by DSI	27
ARTICLE 6
CONDITIONS OF CLOSING		27
	6.1 OSCI’s Conditions of Closing	27
	6.2 DSI Conditions of Closing	28

(ii)

ARTICLE 7
CLOSING	29
7.1 Closing Date	29
7.2 Closing Documents	29
7.3 Closing	30
7.4 Waiver	30
ARTICLE 8
TERMINATION	30
8.1 Termination by Either Party	30
8.2 Termination by OSCI	30
8.3 Termination by DSI	31
8.4 Effect of Waiver	31
ARTICLE 9
GENERAL	31
9.1 Public Announcements and Post Closing Confidentiality	31
9.2 Responsibility for Costs	31
9.3 Assignment	32
9.4 Third Party Beneficiaries	32
9.5 Fiduciary Duties	32
9.6 Enurement	32
9.7 Notices	32
9.8 Waivers	33
9.9 Further Assurances	33
9.10 Remedies Cumulative	33
9.11 No Agency	33
9.12 Counterparts	33
9.13 Delivery by Fax	33
9.14 Amendments	34

(iii)

9.15 Submission to Jurisdiction	34
9.16 Arbitration	34
9.17 Reliance	34
9.18 Entire Agreement	35
LIST OF SCHEDULES	37

(iv)

ACQUISITION AGREEMENT

DATED THIS 25th day of August, 2004

BETWEEN

6259936 CANADA INC., a Corporation incorporated under the laws of Canada, with its mailing address being 300 Winding Brook Drive, Glastonbury, CT, U.S.A. 06033

(hereinafter referred to as “OSCI”)

- and –

OPEN SOLUTIONS INC., a Corporation incorporated under the laws of Delaware, with its mailing address being 300 Winding Brook Drive, Glastonbury, CT, U.S.A. 06033

(hereinafter referred to as “OSI”)

- and -

DATAWEST SOLUTIONS INC., a Corporation incorporated under the laws of Canada, with its mailing address being Suite 300, 1770 Burrard Street, Vancouver, British Columbia, V6J 3G7

(hereinafter referred to as “DSI”)

WHEREAS

A. OSCI is a wholly owned subsidiary of OSI;

B The Boards of Directors of each of OSCI, OSI and DSI believe it is in the best interests of OSCI and DSI and their respective shareholders that OSCI acquire all of the outstanding shares in the capital stock of DSI in accordance with the Plan of Arrangement, a copy of which is attached hereto as Schedule “A”.

C. The Boards of Directors of each of OSCI, OSI and DSI have approved the transfer by DSI Shareholders of shares in the capital of DSI for cash to be effected by the Plan of Arrangement and this Agreement and the transactions contemplated thereby.

D. Under the Plan of Arrangement, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares in the capital of DSI will be transferred to OSCI for a cash payment as set out herein.

IN CONSIDERATION of the covenants and agreements in this Agreement, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement

(a)	“Affiliate(s)” has the meaning given to it in the Canada Business Corporations Act, and, in respect of DSI, includes, without limitation, the entities listed in Section 1.1(a) of the Disclosure Schedule and excludes the Inactive Affiliates as defined in Section 1.1(ee) below;

(b)	“Affiliate Shares” has the meaning given to it in Section 3.1(e);

(c)	“Agreement” means this agreement including any recitals and Schedules to this agreement, as amended, supplemented or restated from time to time;

(d)	“Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement;

(e)	“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity;

(f)	“Arrangement” has the meaning given to it in Section 2.1;

(g)	“Best Efforts” means the efforts that a prudent person who desires to complete the transaction contemplated herein would use in similar circumstances to ensure that a closing occurs as expeditiously as possible but without the necessity of assuming any material obligations or paying any material amounts to third parties;

(h)	“Books and Records” means all books of account, tax records, sales and purchase records, client and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information (whether or not in written, printed, electronic or computer printout form) of DSI and its Affiliates;

(i)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in British Columbia;

(j)	“Closing” means the completion of the transfer and the transactions contemplated herein on the Closing Date;

(k)	“Closing Date” has the meaning given to it in Section 7.1 or any other date to which the parties agree;

(l)	“Customer Deliverable IP” has the meaning given to it in Section 3.5(e) in this Agreement;

(m)	“Disclosure Schedule” means the disclosure document of even date delivered by DSI to OSCI and certified by an officer of DSI as being true and correct as of the date hereof and any updated disclosure documents that may be delivered from to time prior to Closing;

(n)	“DSI” means Datawest Solutions Inc., a company incorporated under the laws of Canada;

(o)	“DSI Accounts Receivable” means all accounts receivable, notes receivable and other debts due or accruing due to DSI and its Affiliates;

(p)	“DSI Applicable Employee Plans Laws” has the meaning given to it in Section 3.8(a);

(q)	“DSI Assets” means all property and assets of DSI and its Affiliates of every nature and kind and wheresoever situate including (i) all DSI Accounts Receivable, (ii) all prepaid expenses of DSI and its Affiliates, (iii) the leasehold interests of DSI and its Affiliates in and to the Leased Properties, (iv) all equipment and furnishings of DSI and its Affiliates, (v) the IP, (vi) the Material Contracts, (vii) Leases, and (viii) the Books and Records;

(r)	“DSI Business” means the business of providing online data and transaction processing services, remote banking applications, product and license sales and consulting services primarily to credit unions and other financial institutions as now conducted by DSI and its Affiliates;

(s)	“DSI Common Share” means any issued and outstanding common share without par value in the capital stock of DSI;

(t)	“DSI Employee Plans” means the employee plans made available for the benefit of any present or former employees, officers, or directors of DSI and its Affiliates;

(u)	“DSI Financial Statements” has the meaning given to it in Section 3.2(a) and 3.2(b) of this Agreement;

(v)	“DSI Preferred Share” means any issued and outstanding preferred share in the capital of DSI;

(w)	“DSI Shares” means all (and not less than all) of the issued and outstanding shares of DSI as summarized in Section 1.1(v) of the Disclosure Schedule including the DSI Preferred Shares and the DSI Common Shares;

(x)	“DSI Shareholders” means the shareholders of DSI;

(y)	“DSI Shareholders Meeting” has the meaning given to it in Section 2.1;

(z)	“DTS” means Datawest Technology Services Ltd., a British Columbia company which is a wholly owned subsidiary of DSI;

(aa)	“Final Order” has the meaning given to it in Section 2.1 of this Agreement;

(bb)	“GAAP” means generally accepted accounting principles in effect in Canada including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants;

(cc)	“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

(dd)	“Hazardous Substance” means any substance which is regulated under all Applicable Laws relating to protection of the environment and health of the workplace, including any hazardous product, contaminant, toxic substance, deletenous substance, waste, special waste, dangerous goods or reportable substance;

(ee)	“Inactive Affiliates” means C.M. Oliver & Company Limited, Planvest Financial Services Inc. and Victoria Asset Management Group Inc.;

(ff)	“Intellectual Property” means patents, patent applications, trade-marks, service marks, trade names, business names, copyrights, moral rights, trade secrets or confidential information, industrial designs, know-how, technology, inventions computer software (including all source code and object code), firmware, development tools, flow charts, annotations, integrated circuit topographies, all Web addresses, sites and domain names, all data bases, all related technical information and other industrial or intellectual property and proprietary rights, whether registered or unregistered, including all improvements, modifications or enhancements thereto;

(gg)	“Interim Order” has the meaning given to it in Section 2.1;

(hh)	“Interim Period” means the period between the date of this Agreement and the Closing Date;

(ii)	“IP” shall have the meaning given to it in section 3.5(a) in this Agreement;

(jj)	“Leased Properties” has the meaning given to it in Section 3.4(c) and “Leases” has the meaning given to it in Section 3.4(d);

(kk)	“Lien” means any mortgage, lien, charge, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind (including, in the case of shares or other securities, shareholders agreements, voting trust agreements and similar arrangements);

(ll)	“Material Adverse Effect” when used in connection with any Person, means any effect, change, event or occurrence that is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), tax attributes, business, operations or results of operations or prospects of such Person and its subsidiaries taken as a whole; provided, however, that no Material Adverse Effect shall be deemed to have occurred solely as a result of any change in the trading price of DSI Shares, that is unrelated to any change, effect, event or occurrence materially adverse to the condition (financial or otherwise), businesses, operations or results of operations or prospects of DSI and its subsidiaries taken as a whole;

(mm)	“Material Contracts” means all contracts which are material to the business and operations of DSI and its Affiliates and all contracts which:

(i)	are out of the ordinary course of business of DSI or its Affiliates;

(ii)	involve expenditures by DSI or its Affiliates in excess of $25,000.00 in total;

(iii)	are longer than one year in duration;

(iv)	are concerned with the purchase or licensing rights in and to any IP with cost to DSI and its Affiliates of more than $25,000.00 over the life of the agreement;

(v)	are concerned in any way with real property;

(vi)	restrict or limit the ability of DSI to engage in any business or compete with any Person;

(vii)	are in connection with DSI Employee Plans; or

(viii)	cannot be terminated on less than six (6) months’ notice;

(nn)	“Notice” means any notice, citation, directive, order, claim litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;

(oo)	“OSCI” means 6259936 Canada Inc., a corporation incorporated under the Canada Business Corporations Act;

(pp)	“OSI” means Open Solutions Inc., a corporation incorporated under the laws of the State of Delaware;

(qq)	“Parties” means all parties to this Agreement and “Party” means any one of them;

(rr)	“Permits” means any license, permit, approval, consent, operating authorities, certificate, registration or authorization issued by any Governmental Authority which is required under Applicable Laws;

(ss)	“Permitted Encumbrances” means those liens described in Section 1.1(rr) of the Disclosure Schedule;

(tt)	“Person” means any natural person, sole proprietorship, partnership, corporation trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;

(uu)	“Plan of Arrangement” has the meaning given to it in Section 2.1;

(vv)	“Purchase” shall have the meaning given to it in Section 2.1 in this Agreement;

(ww)	“Required Approvals” means approvals, waivers, authorizations or consents by any Governmental Authority, applicable stock exchange or other Person and declarations, filings or registrations with any Governmental Authority, applicable stock exchange or other Person required in connection with the entering into and the performance of this Agreement including any approvals or consents required under the Competition Act (Canada) and the Investment Canada Act (Canada);

(xx)	“Statement Date” means the date set out in Section 3.2(b) of this Agreement;

(yy)	“Tax” or “Taxes” includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges;

(zz)	“Tax Act” means the Income Tax Act (Canada);

(aaa)	“Time of Closing” means 10:00 a.m. on the Closing Date;

The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience only and do not form a part of this Agreement and will not be used to interpret, define or limit the scope, extent or intent of this Agreement.

1.2 Section References

Unless otherwise specified, references in this Agreement to “Articles”, “Sections” and “Schedules” are to Articles of, Sections of, and Schedules to, this Agreement.

1.3 Statutory References

Unless otherwise specified, each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time.

1.4 Number and Gender

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 Time of Day

Unless otherwise specified, references to time of day or date mean the local time or date in Vancouver, British Columbia.

1.6 Business Day

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, the payment or calculation is to be made, or that other action is to be taken, on or as of the next day that is a Business Day.

1.7 Use of the Word “Including”

The word “including” when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word “including” or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement.

1.8 Use of the Words “Best Knowledge”

The words “best knowledge”, “to the best of the knowledge”, or “of which it is aware” or other expressions limiting the scope of any representation, warranty, acknowledgement, covenant or statement by any Person means that, as of the date of this Agreement, no information has come to the attention of that Person, if an individual, or the directors and senior officers of that Person, if a corporation, which would give any of them actual knowledge of facts contrary to the existence or absence of the facts indicated after due inquiry.

1.9 Currency

All references to amounts of money mean lawful currency of Canada.

1.10 Accounting Terms

An accounting term which is not otherwise defined has the meaning assigned to it, and all accounting matters will be determined in accordance with GAAP consistently applied.

1.11 Governing Law

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia and the laws of Canada applicable in British Columbia which will be deemed to be the proper law of the Agreement.

1.12 Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement except that if on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable.

1.13 Time of Essence

Time is of the essence of this Agreement.

1.14 Schedules

The schedules attached to this Agreement, will, for all purposes, form an integral part of the Agreement.

ARTICLE 2

ARRANGEMENT

2.1 Plan of Arrangement

As soon as reasonably practicable after the execution of this Agreement, DSI will apply to the Supreme Court of British Columbia under Section 192(1)(f) of the Canada Business Corporations Act for an interim order in form and substance reasonably satisfactory to both DSI and OSCI (the “Interim Order”) providing for, among other things, the calling and holding of an extraordinary general meeting of the DSI Shareholders (the “DSI Shareholder Meeting”) for the purpose of considering and, if deemed advisable, approving a plan of arrangement substantially in the form attached as Schedule “A” to this Agreement (the “Arrangement” or the “Plan of Arrangement”), which, among other things, will provide for the following:

(a)	a transfer of shares whereby each of the outstanding DSI Common Shares will be transferred to OSCI for cash in the amount as set out in Schedule “A”, subject to adjustment, if any, as contemplated by Schedule A;

(b)	a transfer of shares whereby each of the outstanding DSI Preferred Shares will be transferred to OSCI for cash in the amount as set out in Schedule “A”, subject to adjustment, if any, as contemplated by Schedule “A.

If requisite approval by the DSI Shareholders is obtained with respect to the transfer to be effected by the Plan of Arrangement, DSI will promptly take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the transfer to be effected by the Plan of Arrangement (the “Final Order”). Upon the satisfaction or waiver of all the conditions set out in Article 6 and subject to the other terms and conditions herein, the transaction (hereinafter the “Purchase”) will be completed in accordance with the terms of the Plan of Arrangement and this Agreement.

ARTICLE 3

DSI REPRESENTATIONS AND WARRANTIES

3.1 Corporate and Share Capital Representations

DSI represents and warrants that

(a)	Incorporation — DSI is a company duly continued, and existing under the Canada Business Corporations Act, and is a valid and subsisting company in good standing with respect to filing of annual reports.

(b)	Affiliates – Each of the Affiliates except Datawest Solutions (a General Partnership) is a company duly incorporated or amalgamated, organized and existing in the jurisdiction set out in Section 3.1(b) of the Disclosure Schedule and is a valid and subsisting company in good standing with respect to filing of annual reports.

(c)	Business Qualification — DSI and its Affiliates carry on business and are duly qualified, licensed and registered in those Provinces set out in Section 3.1(c) of the Disclosure Schedule. Neither DSI nor any of its Affiliates carries on business or owns or leases any assets and is not required to be qualified, licensed or registered in any other province or territory of Canada or in any other country other than those listed in Section 3.1(c) of the Disclosure Schedule, and DSI and its Affiliates have the corporate power to own, lease and operate their property and carry on the DSI Business and DSI has the corporate power to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(d)	Authorized and Issued Capital — The authorized capital of DSI consists of an unlimited number of Preferred Shares and unlimited number of Common Shares without par value of which there are issued and outstanding as fully paid and non-assessable the number of DSI Preferred Shares and DSI Common Shares. as set out in Section 3.1(d) of the Disclosure Schedule. The registered holders and beneficial owners of such DSI Preferred Shares are set forth in Section 3.1(d) of the Disclosure Schedule, and, except as disclosed in Section 3.1(d) of the Disclosure Schedule, all DSI Common Shares and DSI Preferred Shares are validly issued and outstanding as fully paid and non-assessable in the capital of DSI and have been issued in compliance with all Applicable Laws.

(e)	Authorized and Issued Capital of Affiliates — The authorized capital of each of the Affiliates is as set out in Section 3.1(e) of the Disclosure Schedule, of which there are issued and outstanding as fully paid and non-assessable the number of shares as set out in Section 3.1(e) of the Disclosure Schedule (the “Affiliate Shares”). The registered holders and beneficial owners of all Affiliate Shares are set forth in Section 3.1(e) of the Disclosure Schedule and all Affiliate Shares are validly issued and outstanding as fully paid and non-assessable in the capital of the respective Affiliates and have been issued in compliance with all Applicable Laws.

(f)	No Options, etc. — Except for as set out in Section 3.1(f) of the Disclosure Schedule: (i) no Person has any right, present or future, contingent or absolute (whether by law, pre emptive or contract), to require DSI or any of the Affiliates to issue any share in its capital and, in particular, there are no outstanding debentures or other debt instruments of DSI or any of the Affiliates which are convertible into shares in the capital of DSI or any of the Affiliates and there are no outstanding options on or rights to subscribe for any of the unissued shares in the capital of DSI or any of the Affiliates; (ii) none of DSI or any of the Affiliates has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares or any interest therein or to pay any dividend or make any distribution in respect thereof; and (iii) there are no authorized or outstanding stock appreciation, phantom stock or similar rights with respect to DSI or any of the Affiliates.

(g)	Constating Documents — The articles and by-laws of DSI and each of the Affiliates have not been altered since May 30th, 2001.

(h)	Other Investments — Except as set out in Section 3.1(h) of the Disclosure Schedule, neither DSI nor any of the Affiliates owns, and is not a party to any agreement to acquire, directly or indirectly, any shares in the capital of, any partnership interest in or any other equity interests in, any Person, and none of DSI nor any of the Affiliates has any agreement to acquire, lease, or amalgamate with any other business operations.

(i)	Directors and Officers — The directors and officers of DSI and each of the Affiliates are listed together with their position in Section 3.1(i) of the Disclosure Schedule.

(j)	No Conflict — The execution and delivery of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of any terms, provisions or conditions of, constitute a default under or require any notice, consent or waiver under: (i) the memorandum or articles of DSI or any of the Affiliates; or (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, or other instrument to which DSI or any Affiliate is a party or by which DSI and any of its Affiliates or any of its assets are bound except the Required Approvals and except as provided in section 3.1(j) of the Disclosure Schedule.

(k)	Consents and Approvals — There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Section 3.1(k) of the Disclosure Schedule or that relate solely to the identity of OSCI or the nature of any business carried on by OSCI. There is no requirement under any Contract relating to the Business of DSI to which DSI or any Affiliate is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement except for the notifications, consents and approvals described in Section 3.1(k) of the Disclosure Schedule.

(l)	DSI is a “reporting issuer” as defined in the Securities Act (British Columbia).

(m)	DSI has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to the conditions set out herein. This Agreement has been duly and validly executed and delivered by DSI and constitutes a valid and binding obligation of DSI, enforceable against DSI in accordance with its terms.

3.2 Financial and Tax Matters

DSI represents and warrants that

(a)	Annual Financial Statements — The audited financial statements of DSI for the fiscal year ending December 31st, 2003, previously delivered to OSCI, have been prepared by DSI in accordance with GAAP applied on a basis consistent with prior years, except as set out in Section 3.2(a) of the Disclosure Schedule, were audited by KPMG, and present fairly the financial condition and position of DSI as at December 31st, 2003 and the results of its operations for the year ended on December 31, 2003.

(b)	Interim Financial Statements — The unaudited financial statements of DSI for the fiscal period ending June 30th, 2004 (“Statement Date”), previously delivered to OSCI, were prepared by DSI in accordance with GAAP applied on a basis consistent with prior years, are correct and present fairly the financial condition and position of DSI as at June 30th, 2004 and the results of its operations for the period from January 1st, 2004 to June 30th, 2004 (the Annual Financial Statements and Interim Financial Statements are referred to herein as the “DSI Financial Statements”).

(c)	Accounts Receivable — The accounts receivable shown in the DSI Financial Statements represent the total trade accounts receivable of DSI as at the Statement Date and do not include any debts other than trade debts and are all debts which are due and owing to DSI without set-off or counterclaim. All accounts receivable, book debts and other debts due or accruing to DSI are bona fide and good and, subject to an allowance for doubtful accounts that has been reflected on the books of DSI in accordance with GAAP, are collectible within 90 days of the date on which they become due and payable, without setoff or counterclaim, except as provided in Section 3.2(c) of the Disclosure Schedule.

(d)	Liabilities — DSI does not have any liabilities, contingent or otherwise known or unknown, which are not disclosed or reflected in the DSI Financial Statements or as disclosed in Section 3.2(d) of the Disclosure Schedule or are not set in a litigation disclosure certificate to be provided on Closing, except those incurred in the ordinary course of its business after the Statement Date and are similar in nature and amount to liabilities which arose during the comparable period of the immediately preceding financial period and there have been no payments after the Statement Date of a liability of DSI existing as of the Statement Date and not disclosed by DSI or reflected in the DSI Financial Statements, or in Section 3.2(d) of the Disclosure Schedule.

(e)	Guarantees — Except as set out in Section 3.2(e) of the Disclosure Schedule, DSI has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any Person. DSI has not engaged in any securitization or “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S.K. promulgated by the United States Securities and Exchange Commission), since January 1, 1998.

(f)	Tax Returns — DSI and each of the Affiliates have duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. DSI and each of the Affiliates have made adequate provisions for taxes payable by it for the current period and any previous period for which tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of DSI, threatened against, DSI or any of the Affiliates, in respect of taxes, governmental charges or assessments, nor are any material matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority. DSI and each of the Affiliates have withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. DSI and each of the Affiliates have remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of GST. The Canadian federal income tax liability of DSI and each of the Affiliates has been assessed by Canada Revenue Agency for all fiscal years up to and including the fiscal year ended December 31, 2003 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against DSI or any of the Affiliates. DSI has provided to OSCI a true copy of all tax returns filed by DSI and each of the Affiliates in respect of the five last completed fiscal years of DSI and the Affiliates.

(g)	Books and Records — The accounting and financial Books and Records of DSI and its Affiliates fairly and correctly set out and disclose all material financial and corporate transactions of DSI and its Affiliates and such transactions have been accurately recorded in such Books and Records. The Books and Records are not wholly or partly recorded, stored or maintained or otherwise held by any means (including any electronic, mechanical or photographic process) not available to DSI and its Affiliates in the ordinary course of its business.

(h)	Minute Books — The minute books and corporate records of DSI and its Affiliates contain complete and accurate minutes of all meetings of the shareholders and directors of DSI and its Affiliates and the share certificate books, registers of transfer, registers of shareholders and registers of directors are complete and accurate.

3.3	Post Statement Date Matters

(a)	Ordinary Course — Since June 30th, 2004 DSI and its Affiliates have carried on the DSI Business and conducted its operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

(i)	any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of DSI and its Affiliates;

(ii)	any damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of DSI and its Affiliates ;

(iii)	any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by DSI or its Affiliates, other than those incurred in the ordinary and normal course and consistent with past practice, and are similar in nature and amount to the obligations and liabilities which arose during the comparable period of the immediately preceding financial period;

(iv)	any increase in DSI’s or its Affiliates indebtedness for borrowed money or any loan or advance, or assumption, guarantee or other liability with respect of the liabilities or obligation of any Person except as set forth in Section 3.3(a)(iv) of the Disclosure Schedule;

(v)	any payment, discharge or satisfaction of any encumbrance, liability or obligation of DSI or its Affiliates (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than scheduled repayments and payment of accounts payable and tax liabilities incurred in the ordinary course of business consistent with past practice;

(vi)	any declaration, setting aside or payment of any dividend or other distribution with respect to any shares in the capital of DSI or any direct or indirect redemption, purchase or other acquisition of any such shares except as disclosed in Section 3.3(a)(vi) of the Disclosure Schedule;

(vii)	any issuance or sale by DSI, or any Contract entered into by DSI, for the issuance or sale by DSI, of any shares in the capital of or securities convertible into or exercisable for shares in the capital of DSI, except as disclosed in Section 3.3(a)(vii) of the Disclosure Schedule;

(viii)	any labour dispute, disturbance or proceeding, pending or threatened that has or would adversely affect DSI or its Affiliates;

(ix)	any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other encumbrance on or over any property or assets of DSI, other than sales of inventory to customers in the ordinary and normal course of the DSI Business;

(x)	any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof of DSI or its Affiliates in amounts exceeding $10,000.00 in each instance or $50,000.00 in the aggregate;

(xi)	any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to DSI or its Affiliates in amounts exceeding $10,000.00 in each instance or $50,000.00 in the aggregate;

(xii)	except as set out in Section 3.3(a)(xii) of the Disclosure Schedule, any general increase in the compensation of employees of DSI or its Affiliates (including, without limitation, any increase pursuant to any DSI Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof (having an annual salary or remuneration in excess of $75,000.00) or the execution of any employment contract with any officer or employee (having an annual salary or remuneration in excess of $75,000.00), or the making of any loan to, or engagement in any transaction with, any employee, officer or director of DSI or its Affiliates;

(xiii)	any capital expenditures or commitments of DSI or its Affiliates in excess of $25,000.00 in the aggregate except as disclosed in Section 3.3(a)(xiii) of the Disclosure Schedule;

(xiv)	any forward purchase commitments other than in the ordinary course of business or at prices higher than the current market prices;

(xv)	any forward sales commitments other than in the ordinary and normal course of the DSI Business or any failure to satisfy any accepted order for goods or services;

(xvi)	any change in the accounting or tax practices followed by DSI or its Affiliates, except as required by changes to GAAP;

(xvii)	any change adopted by DSI or its Affiliates in its depreciation or amortization policies or rates; or

(xviii)	any change in the credit terms offered to customers of, or by suppliers to, DSI or its Affiliates;

(xix)	any waiver or surrender of any right of material value;

(xx)	any compromise or settlement of any litigation, proceeding or governmental action relating to the DSI Assets, the DSI Business or DSI and its Affiliates, except as set out in Section 3.3(a)(xx) of the Disclosure Schedule; or

(xxi)	any agreement, authorization or commitment to do any of the foregoing.

(b)	Compensation and Bonuses — DSI and its Affiliates have not paid or agreed to pay any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director, or officer of DSI or its Affiliates except in the normal course of business and except as disclosed in Section 3.3(b) of the Disclosure Schedule and has not increased the compensation paid or payable of any director, officer or management employee except merit increases as disclosed in Section 3.3(b) of the Disclosure Schedule.

(c)	Insurance — DSI and its Affiliates have maintained the same or substantially the same full replacement cost insurance and business interruption insurance coverage as was in place on the Statement Date.

3.4	Asset Matters

DSI represents and warrants that

(a)	Business — The DSI Business is the only material business operation carried on by DSI and its Affiliates at present and the assets owned or leased by DSI and its Affiliates are sufficient to carry on the DSI Business.

(b)	No Options, etc. — No Person has any agreement, option, understanding or commitment or any right to purchase or otherwise acquire from DSI or its Affiliates any of the DSI Assets other than pursuant to purchase orders for products and services provided in the ordinary course of business.

(c)	Real Property — None of DSI nor any of the Affiliates owns, or has any option to own, any real property. None of DSI nor any of the Affiliates is the lessee of, or subject to any agreement or option to own or lease, any real property or any interest in any real property except the properties described in Section 3.4(c) of the Disclosure Schedule (“Leased Properties”). DSI or its Affiliates, have the exclusive right to possess, use and occupy, the Leased Properties, free and clear of all encumbrances, easements or other restrictions of any kind other than Permitted Encumbrances. All buildings, structures, improvements and appurtenances situated on the Leased Properties are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and DSI and its Affiliates have adequate rights of ingress and egress for the operation of the DSI Business in the ordinary course. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others. Without limiting the generality of the foregoing:

(i)	the Leased Properties, the current uses thereof and the conduct of the DSI Business comply with all regulations, statutes, enactments, laws and by-laws including, without limitation, those dealing with zoning, parking access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

(ii)	no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Properties or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, and DSI knows of no written notification having been given to it of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

(iii)	all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Properties at the request of DSI have been fully paid and satisfied, and no person is entitled to claim a lien against the Leased Properties or any part thereof, other than current accounts in respect of which the payment due date has not yet passed;

(iv)	there is nothing owing in respect of the Leased Properties by DSI or any of the Affiliates to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;

(v)	no part of the Leased Properties has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has any notice or proceeding in respect thereof been given or commenced;

(vi)	the Permitted Encumbrances constitute all of the encumbrances that affect the leasehold interest of DSI and its Affiliates in the Leased Properties;

(vii)	each of the Leased Properties (including all buildings, improvements and fixtures) is fit for its present use, and there are no material or structural repairs or replacements that are necessary or advisable and, without limiting the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems that are necessary or advisable, and none of the Leased Properties is currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated;

(viii)	each of the Leased Properties is fully serviced and has suitable access to public roads, and there are no outstanding levies, charges or fees assessed against the Leased Properties by any public authority (including development or improvement levies, charges or fees); and

(ix)	Each of the leases for the Leased Properties is set out in Section 3.4(c)(ix) of the Disclosure Schedule (the “Real Estate Leases”). Each of the Real Estate Leases is in good standing and is legal, valid, binding and in full force and effect without amendment thereto. Neither DSI or its Affiliates nor any other party to any Real Estate Lease is in breach of any covenants, conditions or obligations contained therein, and there are no disputes, oral agreements or forbearance programs in effect with respect to any such Real Estate Lease.

(d)	Leases — None of DSI nor any of the Affiliates is a party to, nor has DSI or any Affiliate agreed to become a party to, any lease with respect to personal property other than the equipment leases entered into with third party lessors on normal commercial terms (“Leases”). Each of DSI or its Affiliates has good leasehold title to the equipment held by it under the Leases and is not in breach of any of the terms of the Leases that would entitle any of the lessors thereunder to terminate any of the Leases where termination would have a Material Adverse Affect or would render DSI or its Affiliates liable in damages for any Material Amount in the aggregate and none of DSI nor its Affiliates have assigned or encumbered any Leases required for the DSI Business. No waiver, indulgence or postponement of DSI’s or its Affiliates’ obligations as lessee have been granted by the lessor.

(e)	Personal Property — Except for Permitted Encumbrances and liens or encumbrances arising by virtue of statute none of the personal property owned or leased by DSI or its Affiliates is subject to any encumbrance in favour of a third party.

3.5	Intellectual Property Matters

DSI represents and warrants that

(a)	Ownership of IP — Each of DSI and its Affiliates owns or has the right to use or has obtained a waiver from the owner of any and all of the Intellectual Property used in the products and services provided by DSI and its Affiliates in the conduct of the DSI Business as presently conducted or necessary to operate all of its internal systems, including computer hardware systems, software applications and embedded systems (collectively the “IP”), free and clear of all Liens other than permitted liens.

(b)	Description of Owned IP — Section 3.5(b) of the Disclosure Schedule contains a complete and accurate list of all of material IP issued or registered in the name of DSI and its Affiliates.

(c)	Description of Licensed IP — Section 3.5(c) of the Disclosure Schedule contains a complete and accurate list of all licenses held by DSI and its Affiliates as licensee, other than those licenses which are off-the-shelf or shrink-wrap software licenses, and which are used as components in the major products of DSI and its Affiliates.

(d)	Continued Right to Use — Upon completion of the transactions contemplated by this Agreement, DSI and its Affiliates will be entitled to continue to use the IP to the same extent and under the same conditions that it has heretofore been used by DSI and its Affiliates in the DSI Business.

(e)	Licenses, etc — Except as set forth in any Material Contract or in the ordinary course of business, none of DSI or its Affiliates has granted any, and there are no outstanding licenses, options or other agreements with respect to the use of the IP used in the products and services provided by DSI and its Affiliates in the conduct of the DSI Business (“Customer Deliverable IP”) by third parties.

(f)	Intellectual Property Infringement — Except as disclosed in Section 3.5(f) of the Disclosure Schedule, the Customer Deliverable IP does not infringe or violate any of the Intellectual Property rights of any other Person and, to the best of the knowledge of DSI, the IP used in the operation of its internal systems does not violate the Intellectual Property rights of any other Person and none of DSI or its Affiliates have received any claim or notice of infringement or potential infringement of the Intellectual Property of any other Person and, to the best of the knowledge of DSI, there are no valid grounds for such claims by any such Person.

(g)	Infringement by Others — To the best of the knowledge of DSI, no third party is currently infringing any of the IP owned by DSI and its Affiliates.

(h)	Source Code — None of DSI or its Affiliates has disclosed the source code for any Customer Deliverable IP or other confidential information constituting, embodied in or pertaining to the Customer Deliverable IP to any Person or entity and DSI and its Affiliates have taken reasonable measures to prevent disclosure of such source code.

(i)	Copyright — All of the copyrightable materials incorporated or bundled with the Customer Deliverable IP have been created by employees of DSI and its Affiliates within the scope of their employment with DSI or its Affiliates or by independent contractors of DSI and its Affiliates who have executed agreements expressly assigning all right, title and interest in such copyrightable materials and the copyrights therein to DSI or its Affiliates. No portion of such copyrightable materials was jointly developed with any third party.

(j)	Free from Defects — The Customer Deliverable IP is free from significant defects or programming errors and conforms in all material respects to the written documentation and specifications therefor.

3.6	Contractual Matters

DSI represents and warrants that

(a)	Permits — DSI and each of the Affiliates holds all Permits including the Permits set forth in Section 3.6(a) of the Disclosure Schedule, as may be required for carrying on its business (or businesses in the manner in which it had heretofore been carried on).

(b)	Material Contracts — None of DSI nor any of the Affiliates is a party to any Material Contract, whether or not oral, written or implied, except the Material Contracts listed in Section 3.6(b) of the Disclosure Schedule. Each Material Contract is valid, binding and in full force and effect in accordance with its terms. DSI and each of the Affiliates, as the case may be, is presently in compliance with the terms and conditions of the Material Contracts, DSI is not aware of any subsisting defaults by DSI and any of the Affiliates or the other party to any such agreement and none of DSI nor any of the Affiliates have received, from any other party to a Material Contract, a notice of termination of any such Material Contract.

(c)	Litigation — Except as described in Section 3.6(c) of the Disclosure Schedule there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge of DSI, threatened against or affecting DSI or any of the Affiliates at law or at equity or before or by any Governmental Authority.

(d)	Client Claims — Except as set out in Section 3.6(d) of the Disclosure Schedule, there are no material outstanding or threatened claims or disputes between any of DSI or any of the Affiliates and its clients including claims for back charges, rebates, price reductions for breaches of product or service warranties or for product or service liability for products manufactured or sold.

(e)	Product Warranties — Section 3.6(e) of the Disclosure Schedule contains a complete list of all express, written warranties given to purchasers of products supplied by DSI and the Affiliates.

(f)	Compliance with Laws — None of DSI nor any of the Affiliates is in breach of Applicable Laws to which it is subject or which apply to it where such breach would have a Material Adverse Affect.

(g)	Insurance — DSI and each of the Affiliates maintains such insurance against loss or damage to its assets and with respect to public liability as is reasonably prudent for a corporation operating similar businesses to that of DSI and the Affiliates. All premiums due and payable under such policies have been paid and none of DSI nor any of the Affiliates is liable for any retroactive premiums or similar payments and DSI and each of the Affiliates is otherwise in compliance with the terms of such policies. DSI has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

(h)	Indebtedness by DSI Shareholders — No shareholder, officer, director, employee or of DSI or any Affiliate is now indebted or under obligation to DSI or any of the Affiliates on any account whatsoever, save and except employee share purchase loans to be repaid on the Closing.

(i)	Indebtedness to DSI Shareholders — Except as set forth in Section 3.6(i) of the Disclosure Schedule, none of DSI nor any of the Affiliates is indebted or under any obligation to the DSI Shareholders on any account whatsoever.

3.7	Employee Matters

DSI represents and warrants that

(a)	Employees — DSI and its Affiliates have approximately 200 full-time equivalent employees.

(b)	Employee List — Section 3.7(b) of the Disclosure Schedule contains a complete and accurate list of the names of all individuals who are employees or sales or other agents or representatives of DSI and its Affiliates, specifying:

(i)	with respect to the unionized employees, the rate of hourly pay, whether or not such employee is absent for any reason such as lay off, leave of absence or workers’ compensation; and

(ii)	with respect to salaried employees and sales or other agents or representatives, the length of service, age, title, rate of salary and commission structure for each such employee, agent or representative.

(c)	No Complaints — No notice has been received by DSI or its Affiliates of any complaint filed by any of the employees against DSI or its Affiliates claiming that DSI or its Affiliates has violated the Employment Standards Act (Ontario) or the Human Rights Code (Ontario) (or any applicable employee or human rights or similar legislation of British Columbia or of the other jurisdictions in which DSI or its Affiliates operates) or of any complaints or proceedings of any kind involving DSI or its Affiliates, or, to DSI’s knowledge, after due inquiry, any of the employees of DSI or its Affiliates, before any labour relations board, except as disclosed in Section 3.7(c) of the Disclosure Schedule. There are no outstanding orders or charges against DSI or its Affiliates, under the Occupational Health and Safety Act (or any applicable health and safety legislation in the other jurisdictions in which the DSI Business is conducted). All levies, assessments and penalties made against DSI or its Affiliates, pursuant to the Workers’ Compensation Act (and any applicable workers’ compensation legislation in the other jurisdictions in which the DSI Business is conducted) have been paid by DSI or its Affiliates, and none of DSI or its Affiliates, has been reassessed under any such legislation during the past years.

(d)	Employee Accruals — All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of DSI or its Affiliates, as the case may be.

(e)	Unions — As described in Section 3.7(e) of the Disclosure Schedule, DTS is a party to a collective agreement with respect to certain of its employees.

(f)	Collective Agreements — Except as described in Section 3.7(f) of the Disclosure Schedule, none of DSI nor any of the Affiliates has made any contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, except as set out in Section 3.7(f) of the Disclosure Schedule, DSI is not aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of DSI or its Affiliates, nor is there any certification of any such union with regard to a bargaining unit.

(g)	Compliance with Laws — Each of DSI or its Affiliates, is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours of work.

(h)	Complaints and Grievances — None of DSI nor its Affiliates have currently engaged in any unfair labour practice and, except as described in Section 3.7(h) of the Disclosure Schedule, no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the best of the knowledge of DSI, threatened against DSI or its Affiliates.

(i)	Disabilities — No employees are on long term or short term disability or any leave of absence and no employees are off work and in receipt of workers’ compensation benefits as of the date hereof except those employees identified as such in Section 3.7(i) of the Disclosure Schedule.

(j)	Laid Off Employees — No employees are laid off except those employees identified as such in Section 3.7(j) of the Disclosure Schedule.

(k)	No Acceleration — The consummation of the transactions contemplated by this Agreement will not constitute an event under any DSI Employee Plan or individual agreement with a present or former employee that will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits with respect to any present or former employee except as set out Section 3.7(k) of the Disclosure Schedule.

3.8	Employee Benefits Matters

DSI represents and warrants that

(a)	Employee Plans — Section 3.8(a) of the Disclosure Schedule identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by DSI or its Affiliates, for the benefit of employees or former employees of DSI or its Affiliates (the “DSI Employee Plans”) and a true and complete copy of each DSI Employee Plan has been furnished to OSCI. Each DSI Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such DSI Employee Plan. Each DSI Employee Plan has been registered, administered and maintained in substantial compliance with its terms and with the requirements prescribed by all Applicable Laws, statutes, orders, rules, directives and regulations that are applicable to such DSI Employee Plans (“DSI Applicable Employee Plan Laws’) and all registrations, reports, returns and other documents required to be filed with any Governmental Authority or distributed to any DSI Employee Plan participant have been duly filed or distributed on a timely basis.

(b)	Contributions — All contributions to, and payments from, each DSI Employee Plan have been made in a timely manner and in accordance with the terms of the DSI Employee Plan and DSI Applicable Employee Plan Laws.

(c)	Payments — No assets (including surplus assets) have been paid out of a DSI Employee Plan except to a participant (or the beneficiary of a participant) in such DSI Employee Plan in accordance with its terms and the DSI Applicable Employee Plan Laws.

(d)	Actuarial Valuations — There are no actuarial valuations prepared with respect to any DSI Employee Plan.

(e)	Post Retirements Benefits — There is no requirement in any DSI Employee Plan to provide post-retirement profit sharing medical or health benefits to employees.

(f)	Investigations and Claims — To the best of the knowledge of DSI, there are no impending investigations by any Governmental Authority involving or relating to any DSI Employee Plan. There are no pending or, to the best of the knowledge of DSI, threatened claims (except for claims for benefits payable in the normal operation of the DSI Employee Plans), suits or proceedings relating to any DSI Employee Plan and there are no facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

(g)	Complaints — No notice has been received by DSI or its Affiliates, of any complaints or other proceedings of any kind involving DSI or its Affiliates, or any of the employees of DSI or its Affiliates, before any pension board or committee relating to any DSI Employee Plan.

(h)	Assets — The assets of each DSI Employee Plan are at least equal to the liabilities of such DSI Employee Plan and neither OSCI nor any of its associates or Affiliates (other than DSI) will incur any liability with respect to any DSI Employee Plan as a result of the transactions contemplated by this Agreement.

3.9	Environmental Representations

DSI represents and warrants that

(a)	Hazardous Substances — There are no Hazardous Substances on the Leased Properties except as stored, discharged or emitted in compliance with all Applicable Laws relating to the environment and, during the period that DSI or any Affiliate has leased the Leased Properties, there have been no material spills, releases, discharges or emissions of Hazardous Substances in contravention of Applicable Laws relating to the protection of the environment.

(b)	Compliance with Laws — DSI and each of the Affiliates has been and is in compliance with all Applicable Laws relating to the protection of the environment.

(c)	Notices — None of DSI nor any Affiliate has received any notice from any Governmental Authority with respect to Hazardous Substances on the Leased Properties which has not been resolved to the satisfaction of the issuer of the Environmental Notice and DSI is not aware of any facts which are reasonably likely to give rise to a notice in connection with Leased Properties.

3.10	Non-Arm’s Length Transactions

None of DSI nor any of the Affiliates has, since June 30th, 2004, made any payment or loan to, or borrowed any moneys from, or is otherwise indebted to, any officer, director, employee, shareholder or any other Person not dealing at arm’s length with DSI or any of the Affiliates (within the meaning of the Tax Act), except as disclosed in the DSI Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary and normal course of the DSI Business. Except for contracts of employment disclosed in Section 3.10 of the Disclosure Schedule, none of DSI nor any of the Affiliates is a party to any contract with any officer, director, employee, shareholder or any other person not dealing at arm’s length with DSI (within the meaning of the Tax Act). No officer, director or shareholder of DSI and no entity that is an Affiliate or associate of one or more of such individuals:

(a)	owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor of the DSI Business or DSI or its Affiliates or a lessor, lessee, supplier, distributor, sales agent or customer of the DSI Business or DSI or its Affiliates;

(b)	owns, directly or indirectly, in whole or in part, any property that DSI or its Affiliates uses in the operation of the DSI Business; or

(c)	has any cause of action or other claim whatsoever against, or owes any amount to, DSI or its Affiliates in connection with the DSI Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary and normal course of business, such as for accrued vacation pay and accrued benefits under the DSI Employee Plans.

3.11	Accounts and Attorneys

Section 3.11 of the Disclosure Schedule sets forth a true and complete list showing:

(a)	the name of each bank, trust company or similar institution in which DSI and each of the Affiliates has active accounts or safe deposit boxes, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

(b)	the name of each person, firm, corporation or business organization holding a general or special power of attorney from DSI and each of the Affiliates and a summary of the terms thereof.

3.12	Customers

Section 3.12 of the Disclosure Schedule sets forth a list of each customer that accounted for more than five (5%) per cent of the consolidated revenues of DSI and each of the Affiliates during the last fiscal year or the interim period through the Statement Date.

3.13	Brokers Fees

None of DSI nor any of its Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than as set out in Section 3.13 of the Disclosure Schedule, which fees will be paid by DSI on closing.

3.14 Disclosure

No representations or warranties by DSI contained in this Agreement and no statement contained in the Disclosure Schedule or any of the documents, certificates or other instruments delivered or to be delivered by or on behalf of DSI pursuant to this Agreement, contains or will contain any untrue statement of a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statement herein or therein not misleading. DSI has disclosed to OSCI all material information relating to the business of DSI or the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF OSCI

4.1	OSCI and OSI represent and warrant to DSI as follows:

(a)	Organization

OSCI is a corporation validly subsisting under the laws of Canada and it has the corporate power to enter into and perform its obligations pursuant to this Agreement.

(b)	No Violation

The execution and delivery of this Agreement by each of OSCI and OSI and the consummation of the transactions provided for herein will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of OSCI or OSI under:

(i)	any contract to which OSCI or OSI is a party or by which it is bound;

(ii)	any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of OSCI or OSI;

(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over OSCI or OSI; or

(iv)	any applicable, law, statute, ordinance, regulation or rule.

(c)	Authorization

This Agreement has been duly authorized, executed and delivered by OSCI and OSI and is a legal, valid and binding obligation of OSCI and OSI, enforceable against OSCI and OSI by DSI in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)	Consents and Approvals

(i)	There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

(ii)	OSCI and OSI have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder, subject to the conditions set out herein. This Agreement has been duly and validly executed and delivered by OSCI and OSI and constitutes a valid and binding obligation of OSCI and OSI, enforceable against OSCI and OSI in accordance with its terms.

ARTICLE 5
PRE AND POST CLOSING COVENANTS

5.1	Conduct of Business during Interim Period

During the Interim Period, each of DSI and its Affiliates will take all such actions as are within its power to carry on its business in the ordinary and normal course in a prudent, businesslike, and efficient manner and substantially in accordance with the procedures and practices in effect on the Statement Date. Without limiting the generality of the foregoing, during the Interim Period, each of DSI and its Affiliates will not, without the prior written consent of a designated officer of OSCI, do any of the following:

(a)	purchase or sell, consume or otherwise dispose of any of its assets in connection with the DSI Business except, with respect to DSI or DSI Affiliates, products and services sold in the ordinary course of business;

(b)	enter into any contract or assume or incur any liability relating to or in any way affecting the DSI Business except in the ordinary course of business;

(c)	settle any accounts receivable of a material nature at less than face value net of the reserve for that account;

(d)	waive or surrender any material right in connection with the DSI Business, other than in the ordinary course of business;

(e)	discharge, satisfy or pay any Lien, obligation or liability in connection with the DSI Business, other than in the ordinary course of business;

(f)	make any capital expenditure or commitment therefor in connection with the DSI Business in excess of $25,000.00;

(g)	issue any shares or grant any options or other rights with respect to shares in its capital save and except with respect to stock issued to pay dividends to the holders of the DSI Preferred Shares, DSI Common Shares issued on conversion of DSI Preferred Shares and DSI Common Shares issued on the exercise of stock options or warrants;

(h)	increase or improve any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any of its employees, directors, or officers except in accordance with agreements currently in effect or otherwise in the normal course of business except as set out in Section 3.3(a)(xii) of the Disclosure Schedule;

(i)	pay or declare any dividends, make any distributions, or redeem or repurchase any of its shares, except as disclosed in Section 3.3(a)(vi) of the Disclosure Schedule;

(j)	except as contemplated in the Plan of Arrangement, alter its constating documents including its authorized and issued share capital;

(k)	fail to maintain general liability insurance on its assets;

(l)	fail to use its Best Efforts to preserve and maintain the goodwill of its business; and

(m)	fail to do all necessary repairs and maintenance to its assets and take reasonable care to protect and safeguard those assets.

5.2	Access for Due Diligence

During the Interim Period, DSI and its Affiliates will at all reasonable times permit representatives of OSCI full access to their premises and their Books and Records including the Material Contracts, the DSI Employee Plan documents, other agreements, minute books and share registers and will give OSCI and its representatives such copies and information with respect thereto as may be reasonably required and to permit OSCI to make such audit of the books of account as OSCI may see fit. DSI will cause its senior officers to discuss and answer fully any and all questions relating to its business and affairs. The provisions of this Section are without prejudice to the warranties and representations set forth in Article 3 of this Agreement and the conditions in favour of the Parties set forth in this Agreement.

5.3	Consents and Authorizations

Before the Closing Date, DSI will use its Best Efforts to assist OSCI in obtaining all Required Approvals, if any, in form and terms satisfactory to counsel for OSCI, acting reasonably.

5.4	DSI Shareholders Meeting

DSI will promptly and in accordance with the Interim Order take all action necessary in accordance with the Canada Business Corporations Act and its articles and by-laws to convene the DSI Shareholders Meeting as promptly as reasonably practicable. DSI will consult with

OSCI regarding the date of the DSI Shareholders Meeting and will not postpone or adjourn (other than for the absence of a quorum) the DSI Shareholders Meeting without the consent of OSCI or as required by the Interim Order. DSI will use its Best Efforts to solicit from DSI Shareholders proxies in favor of the Purchase to be effected by the Plan of Arrangement, this Agreement and the transactions contemplated hereby and thereby and will take all other action necessary or advisable to secure the affirmative vote or consent of the DSI Shareholders required to effect the Plan of Arrangement.

5.5	OSCI and OSI Approval

On or before closing, OSCI and OSI will have obtained all required corporate authorizations to proceed with this transaction.

5.6	Confidentiality

If for any reason the transaction herein provided for is not consummated, OSCI and OSI will not and will not permit their Affiliates to:

(a)	directly or indirectly, use for their own purposes any information, trade secrets or confidential data relating to DSI or the DSI Business (including the clients of the DSI Business, its operations or the methods of conducting the DSI Business) discovered or acquired by OSCI or its authorized representatives as a result of DSI making available to OSCI or its authorized representatives any of the information and materials in connection with the transaction contemplated under this Agreement; or

(b)	disclose, divulge or communicate, orally, in writing or otherwise, any such information, trade secrets or confidential data to any other Person and upon request by DSI, OSCI and OSI will forthwith return to DSI or destroy all materials or documents containing any such information, trade secrets or confidential data.

If for any reason the transaction herein provided for is not consummated, DSI will not and will not permit its Affiliates to:

(c)	directly or indirectly, use for their own purposes any information, trade secrets or confidential data relating to OSCI or OSI or their business (including the clients of its business, its operations or the methods of conducting its business) discovered or acquired by DSI or its authorized representatives as a result of OSCI or OSI making available to DSI or its authorized representatives any of the information and materials in connection with the transaction contemplated under this Agreement; or

(d)	disclose, divulge or communicate, orally, in writing or otherwise, any such information, trade secrets or confidential data to any other Person, and upon request by OSCI, DSI will forthwith return to OSCI or destroy all materials or documents containing any such information, trade secrets or confidential data.

5.7	Restructuring of DSI Board of Directors

At the Closing, DSI will reconstitute the Board of Directors of DSI and the Affiliates.

5.8	Rationalization of DSI Operations

The price to be paid for the DSI Common Shares is based in part upon the cost savings projections previously provided to OSCI by DSI, and DSI acknowledges that OSCI is relying upon the reasonableness of such projections in determining the amount it is prepared to pay for the DSI Common Shares.

5.9	OSCI Stock Options

OSCI and OSI will, prior to closing, consider the feasibility of allowing the employees (or a portion of the employees) of DSI the ability to participate in the OSI Employee Stock Option Plan.

5.10	DSI Shareholder Approval and Voting Agreements

Upon execution of this Agreement or as soon thereafter as is practicable, Darryl Yea, e-Scotia Acquisition Inc., Working Opportunity Fund (EVCC) Ltd. and Pacific Venture Fund L.P., representing collectively approximately 32.75% of the voting shares of DSI, will enter into a voting agreement with OSCI which will provide that they will vote in favour of the Purchase. OSCI acknowledges that, in certain circumstances, the votes of Darryl Yea and his affiliates may not be recognized under corporate law or regulatory policy.

5.11	Non Solicitation by DSI

Before the earlier of the Closing Date and the date of termination of this Agreement, DSI will not do any of the following with any Person other than OSCI (and DSI will use its commercially reasonable efforts to prevent any of its officers, directors, investment advisors or agents, from taking any such actions):

(a)	Negotiate or solicit any business combination including amalgamation, consolidation, sale of shares or other equity interest or sale of all or a material portion of the DSI Assets (“Business Combination”); or

(b)	enter into a contract with any Person, other than OSCI, providing for a Business Combination.

If DSI receives any offer or proposal relating to any of the above, DSI will immediately notify OSCI thereof and will keep OSCI fully informed of the status of any such offer or proposal. If DSI breaches this Section 5.11, OSCI may elect not to proceed with the Purchase, to compensate OSCI for its time and efforts and costs in entering into this Agreement and in pursuing the Closing.

ARTICLE 6
CONDITIONS OF CLOSING

6.1	OSCI’s Conditions of Closing

OSCI’s obligation to carry out the terms of this Agreement and to complete the Purchase referred to in Section 2.1 hereof is subject to the conditions, each waivable unilaterally by OSCI at its election, that:

(a)	the representations and warranties of DSI contained in this Agreement or in any certificate or other document delivered to OSCI pursuant hereto will be true and correct in all material respects on or as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(b)	all the obligations of DSI under this Agreement to be performed at or before the Closing will have been so performed;

(c)	the transactions contemplated by this Agreement will have been approved by the requisite votes of the DSI Shareholders at the DSI Shareholders’ Meeting;

(d)	the Final Order will have been obtained from the Supreme Court of British Columbia;

(e)	at the Closing Date, there will have been no material adverse change in the affairs, assets, liabilities, financial condition or business (financial or otherwise) of DSI since the Statement Date;

(f)	there will have been no material damage or destruction to the whole or any material part of the DSI Assets in the Interim Period;

(g)	at or before the Closing Date, there will have been obtained from all Governmental Authorities and any other Persons all Required Approvals in a form and on terms satisfactory to counsel for OSCI as may be required to permit the transfer of DSI Shares contemplated under this Agreement without affecting, or resulting in any cancellation, termination or reduction of, any right under any Permit or Material Contract held by DSI;

(h)	no action or proceeding by law or in equity will be pending or threatened by any Person to enjoin or prohibit:

(i)	the purchase and sale of DSI Shares contemplated hereby or the right of OSCI to own the DSI Shares, or

(ii)	the right of DSI to conduct its operations and carry on the DSI Business in the normal course as the DSI Business and its operations have been carried on in the past;

(i)	DSI shall have disposed of the shares of the Inactive Affiliates prior to Closing by means of a series of transactions that, in the reasonable opinion of OSCI, shall not result in potential liability for DSI or OSCI and shall not, in the reasonable opinion of OSCI, have a negative tax impact on DSI or OSCI; provided that this condition, insofar as it relates to a negative tax impact, shall be satisfied or waived by not later than October 8, 2004; and

(j)	the action commenced in the Supreme Court of Alberta by Cincurak et al, against DSI shall have been discontinued or dismissed.

6.2 DSI Conditions of Closing

The obligation of DSI to carry out the terms of this Agreement and to complete the transaction referred to in Section 2.1 hereof is subject to the conditions, each waivable unilaterally by DSI at its election, that:

(a)	the representations and warranties of OSCI and OSI contained in this Agreement or in any certificate or other document delivered to DSI pursuant hereto will be true and correct in all material respects on or as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(b)	on the Closing Date OSCI and OSI will have performed all the terms of this Agreement to be performed by them at or before Closing;

(c)	the Final Order will have been obtained from the Supreme Court of British Columbia

(d)	the transactions contemplated by this Agreement will have been approved by the requisite votes of the DSI Shareholders; and

(e)	at or before the Closing Date, there will have been obtained from all Governmental Authorities and any other Persons all Required Approvals in a form and on terms satisfactory to counsel for DSI as may be required to permit the transfer of DSI Shares contemplated under this Agreement without affecting, or resulting in any cancellation, termination or reduction of, any right under any Permit or Material Contract held by DSI.

ARTICLE 7

CLOSING

7.1 Closing Date

The closing date is, and the Closing of the transactions contemplated by this Agreement will take place at 10:00 a.m. on the later of November 15th, 2004 and the fifth (5th) Business Day following satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 (“Closing Date”) at the offices of McCullough O’Connor Irwin, Vancouver, British Columbia, or such earlier or later date or other place as the parties hereto may agree in writing

7.2 Closing Documents

At the Closing, DSI will tender or cause to be procured and tendered:

(a)	a certificate of a director and senior officer of DSI directed to the accuracy as of the Closing Date of the representations and warranties set forth in Article 3 hereof and the fulfillment at the Closing of the covenants of DSI set forth in Article 5 hereof and providing particulars of any inaccuracy or non-performance;

(b)	resignations in writing of all directors of DSI;

(c)	certified copies of resolutions of the directors of DSI authorizing the transfer of the DSI Shares and the registration of the DSI Shares in the name of OSCI and authorizing the issue of new share certificates representing DSI Shares in the name of OSCI;

(d)	every common seal of DSI and all corporate records and books of account of DSI including minute books, share register books, share certificate books and annual reports;

(e)	a certified true copy of the Final Order; and

(f)	an opinion satisfactory to OSCI, acting reasonably, from McCullough O’Connor Irwin of Vancouver, British Columbia,

and OSCI will tender and cause and procure to be tendered:

(g)	a certificate of a director and senior officer of OSCI directed to the accuracy as of the Closing Date of the representations and warranties set forth in Article 4 and the fulfillment at the Closing of the covenants of OSCI set forth in Article 5 hereof and providing particulars of any inaccuracy or non-performance;

(h)	an opinion satisfactory to counsel for DSI and the DSI Shareholders, acting reasonably, from Siskind, Cromarty, Ivey & Dowler LLP, of London, Ontario; and

(i)	the full balance of the amount to be paid for the DSI Common Shares and DSI Preferred Shares.

7.3 Closing

The Closing will be effected by:

(a)	the delivery to DSI of the items tendered by OSCI;

(b)	the delivery to OSCI of all other tendered documents and items; and

(c)	upon being satisfied that all documents and items are delivered as contemplated, DSI will file the Final Order with the Registrar of Companies.

7.4 Waiver

The conditions set forth in Section 6.1 of this Agreement are for the exclusive benefit of OSCI and may be waived by OSCI in writing in whole or in part at or prior to the Closing and the conditions set forth in Section 6.2 of this Agreement are for the exclusive benefit of DSI and may be waived by DSI in writing in whole or in part at or prior to the Closing. The acceptance of the certificates referred to in Sections 7.2(a) and 7.2(g) and the closing of the transaction herein provided for will not be or be construed as a waiver of any of the representations and warranties contained in this Agreement.

ARTICLE 8

TERMINATION

8.1 Termination by Either Party

This Agreement may be terminated by any Party upon notice to the other Parties if the Closing has not taken place by November 30th, 2004 (the “Termination Date”).

8.2 Termination by OSCI

     If any of the conditions set forth in Section 6.1 have not been fulfilled or waived at or before the Termination Date, OSCI may terminate this Agreement by notice in writing to DSI whereupon OSCI will be released from all obligations except for its obligations under Sections 5.6, 9.1 and 9.2 which will survive.

8.3 Termination by DSI

If any of the conditions set forth in Section 6.2 have not been fulfilled or waived at or before the Termination Date, DSI may terminate this Agreement by notice in writing to OSCI whereupon DSI will be released from all obligations hereunder except for their obligations under Sections 5.6, 9.1 and 9.2 which will survive.

8.4 Effect of Waiver

A waiver by either OSCI or DSI of any one or more of the conditions referred to Section 6.1 or Section 6.2 will be without prejudice to its right to terminate in respect of any other non fulfillment of any other of the conditions.

ARTICLE 9

GENERAL

9.1 Public Announcements and Post Closing Confidentiality

The Parties will consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated herein and neither DSI nor OSCI will issue any press release or make any public announcement without the prior consent of the other except to the extent required by law.

9.2 Responsibility for Costs

If the Purchase does not close as a result of:

(a)	The inability of DSI to fulfill the closing conditions set out in Section 6.1, or the failure of DSI to perform any of its obligations under this Agreement, then DSI shall be responsible for all reasonable costs incurred by OSCI (including, without limiting the generality of the foregoing, all legal fees and disbursements, accounting fees, travel expenses and consulting fees) and DSI shall forthwith, upon receipt of a summary of costs from OSCI, reimburse OSCI;

(b)	The inability of OSCI to fulfill the closing conditions set out in Section 6.2(a) and (b), or the failure of OSCI to perform any of its obligations under this Agreement, then OSCI shall be responsible for all reasonable costs incurred by DSI (including, without limiting the generality of the foregoing, all legal fees and disbursements, accounting fees, travel expenses and consulting fees) and OSCI shall forthwith, upon receipt of a summary of costs from DSI, reimburse DSI; or

(c)	Any reason other than as set out in 9.2(a) or 9.2(b) above and other than as a result of a breach of this Agreement by one of the Parties hereto, each Party shall be responsible for its own costs associated with this transaction.

If the Purchase completes, then each Party will bear all legal costs relating to the transactions contemplated herein. For greater certainty, DSI will be responsible for the payment of any and all third party finder’s fees payable in connection with the Purchase.

9.3 Assignment

No Party will assign this Agreement, or any part of this Agreement, without the consent of the other Party, which consent may be unreasonably withheld. Any purported assignment without the required consent is not binding or enforceable against any Party.

9.4 Third Party Beneficiaries

The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Shareholders, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

9.5 Fiduciary Duties

Nothing contained in this Agreement will prohibit, enjoin or otherwise restrict the board of directors of either Party or any director of either Party, in the fulfillment of its or his fiduciary duties, from supporting any competing offer or from failing to recommend the Plan of Arrangement, the Purchase or the other transactions contemplated herein.

9.6 Enurement

This Agreement enures to the benefit of and binds the Parties and their respective successors and permitted assigns.

9.7 Notices

Each notice to a Party must be given in writing. A notice may be given by delivery to an individual or by fax, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following Party:

if to DSI
Datawest Solutions Inc.
Suite 300, 1770 Burrard Street,
Vancouver, British Columbia V6J 3G7
Attention: Chief Executive Officer
Fax No (604) 714-2426

If to OSCI
6259936 Canada Inc.
300 Winding Brook Drive
Glastonbury, CT, 06033
	Attention:	Thomas N. Tartaro, Esq.,
Vice President & General Counsel
Fax No 860-652-3156

or to any other address, fax number or individual that the party designates. Any Notice

(a)	if validly delivered, will be deemed to have been given when delivered;

(b)	if validly transmitted by fax before 3:00 pm in (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day, and

(c)	if validly transmitted by fax after 3:00 pm (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

9.8 Waivers

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the Parties to this Agreement except that any provision which does not give rights or benefits to particular Parties may be waived in writing, signed only by those Parties who have rights under, or hold the benefit of, the provision being waived if those Parties promptly send a copy of the executed waiver to all other Parties. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision or of any similar provision.

9.9 Further Assurances

Before and after the Closing Date, each Party will execute and deliver promptly at the other Party’s expense and request all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

9.10 Remedies Cumulative

The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that Party may be entitled.

9.11 No Agency

DSI is not and will not be deemed to be acting as agent or trustee on behalf of and for the benefit of any of the DSI Shareholders.

9.12 Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all Parties had all signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

9.13 Delivery by Fax

Any Party may deliver an executed copy of this Agreement by fax but that Party will immediately dispatch by delivery in person to the other Parties an originally executed copy of this Agreement

9.14 Amendments

Except as permitted for certain waivers in Section 9.8, no amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

9.15 Submission to Jurisdiction

Subject to Section 9.16, each of the Parties irrevocably submits to the exclusive jurisdiction of the Courts of British Columbia in any action under this Agreement.

9.16 Arbitration

Any dispute or other failure to agree between the parties hereto arising out of or in connection with this Agreement, except for any matter which involves a matter of policy or a business decision and is not a determination of the meaning or intent of this Agreement or the rights of the parties hereunder, which cannot be resolved or settled by the parties shall be settled and determined by arbitration. The provisions of this Section 9.16 shall be deemed to constitute a “submission” within the meaning of the Commercial Arbitration Act of British Columbia (referred to in this Section 9.16 as the “Act”) and the provisions of the Act, except to the extent that a contrary intention is expressed herein, shall apply to any arbitration hereunder. Either party may at any time give written notice to the other of its desire to submit such dispute to arbitration stating with reasonable particularity the subject matter of such dispute. Within five (5) Business Days after receipt of such notice, the parties shall appoint a single arbitrator with appropriate experience to determine such dispute. If the parties fail to appoint an arbitrator either party may apply to a Judge of the British Columbia Supreme Court to appoint an arbitrator to determine such dispute. The arbitrator so appointed shall forthwith proceed to arbitrate the dispute. The costs of the arbitration shall be paid as determined by the arbitrator. Notwithstanding anything to the contrary contained in the Act, the award of the arbitrator shall be final and binding upon the parties and all persons claiming through or under them but may be subject to review or appeal in any court of law or equity. An award of the arbitrator is a condition precedent of the right of either party or any person claiming through or under a party to bring any suit, action or other proceeding in any court of law or equity against either party or any person claiming through or under a party or against the arbitrator in respect of any matter for which arbitration is herein provided. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction and thereupon execution or other legal process may issue thereon. The parties hereto and all persons claiming through or under them hereby attorn to the jurisdiction of the arbitrator and the jurisdiction of any court in which the judgment may be entered. Arbitration may not be waived except upon delivery by the parties of a written notice to that effect.

9.17 Reliance

Each of DSI, OSI and OSCI acknowledge and agree that the other Parties have entered into this Agreement relying on the representations, warranties, covenants and agreements and other terms and conditions of this Agreement and that no information which is now known, which may hereafter become known or which could upon investigation have become known to the other party or any of its present or future officers, directors or professional advisors will in any way limit or extinguish any rights it may have against the other.

9.18 Entire Agreement

This Agreement and all Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise. Each Party acknowledges that no Person has authority to make any representations, warranties, covenants on behalf of any Party with respect to the matters and transactions contemplated herein except the representations, warranties and covenants expressly set forth herein and that the Parties have executed this Agreement without relying on any representations, warranties or covenants except as expressly set forth herein.

(The balance of this page has been intentionally left blank)

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day month and year first above written.

6259936 CANADA INC.

Per:	/s/ Carl D. Blandino

Title: Secretary

Per:	/s/ Andrew S. Bennett

Title: President I/We have the authority to bind the corporation

OPEN SOLUTIONS INC.

Per:	/s/ Carl D. Blandino

Title: Sr. VP and CFO

Per:	/s/ Andrew S. Bennett

Title: Sr. VP and COO
I/We have the authority to bind the corporation

DATAWEST SOLUTIONS INC.

Per:	/s/ Darryl Yea

Title: CEO

Per:	/s/ Hillar Kalmar

Title: Director I/We have the authority to bind the corporation

LIST OF SCHEDULES

SCHEDULE	DESCRIPTION

A	Plan of Arrangement

OMITTED SCHEDULES

     Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Open Solutions Inc. (the “Company”) has, with respect to the Acquisition Agreement, dated as of August 25, 2004, between 6259936 Canada Inc., Open Solutions Inc. and Datawest Solutions Inc., omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.